Exhibit (a)(5)


May 27, 1999
Denver, Colorado

FOR IMMEDIATE RELEASE

     AIMCO Properties, L.P. ("AIMCO") has extended the expiration date of its offer to purchase up to 11,750 outstanding units of limited partnership interests (the "Units") of Fox Strategic Housing Income Partners to $200 per Unit until June 15, 1999. As of May 26, 1999, approximately ___ Units had been deposited pursuant to AIMCO's offer.

     For additional information, contact River Oaks Partnership Services, Inc., AIMCO's information agent, at (888) 349-2005 or (201) 896-1900.